Exhibit 99.1

News Release	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports Improved Second Quarter 2015 Results

Sales increase 21 percent from prior year quarter

RUPS and PC deliver strong quarters

Q2 2015 EPS of $0.44 and Adjusted EPS of $0.68 compare favorably to Q2 2014

Company affirms 2015 guidance

Debt repayment of $56 million through Q2

PITTSBURGH, August 6, 2015 – Koppers Holdings Inc. (NYSE: KOP), a global integrated producer of carbon compounds, specialty chemicals and treated wood products and services, today reported consolidated sales of $431.6 million for the second quarter of 2015, an increase of 21 percent, or $74.8 million, from sales of $356.8 million in the second quarter of 2014. The increase was driven by $117.1 million in sales from the Osmose acquisition and a record sales quarter for Railroad and Utility Products and Services (RUPS). These increases were partially offset by lower sales for Carbon Materials and Chemicals (CMC) and the negative impact from foreign currency translation due to the stronger U.S. dollar. Sales for CMC decreased due to lower sales volumes for carbon pitch and carbon black feedstock and lower sales prices for products affected by oil prices.

Net income attributable to Koppers for the quarter was $9.0 million, or $0.44 per diluted share compared to $1.6 million, or $0.08 per diluted share in the second quarter of 2014. Adjusted net income and adjusted earnings per share were $14.0 million and $0.68 per share for the second quarter of 2015 compared to $8.1 million and $0.39 per share in the prior year quarter. The $5.0 million adjustment to net income for the second quarter of 2015 was attributable to plant closing and impairment charges and LIFO expense. Adjustments to net income for the second quarter of 2014 totaled $6.4 million and consisted of plant closing and impairment charges.

Koppers North American railroad results improved due to strong industry demand and increased hardwood availability. The Performance Chemicals (PC) business performed in line with expectations while profitability for CMC was significantly lower than the prior year quarter due to lower selling prices of certain CMC products that are impacted by oil prices. The increase in profitability for RUPS and PC more than offset an increase in interest expense of $6.3 million for the quarter as a result of higher average debt levels.

Commenting on the quarter, Leroy Ball, president and CEO of Koppers, said, “Our second quarter results exceeded my expectations given the various headwinds we continue to face. While lower oil prices and a stronger U.S. dollar continue to challenge our global CMC business, our RUPS business is benefiting as expected from increased availability of untreated crossties despite severe weather challenges in the Midwest and some reduction in Class I railroad treating demands. Our PC business also enjoyed strong volumes during the quarter due to seasonally higher demand in addition to the continued upward trend of existing home sales which is a critical driver for repair and remodeling expenditures.”

Mr. Ball continued, “As stated at the beginning of the year, our focus continues to be on generating cash to de-lever the balance sheet, de-emphasizing our CMC growth strategy in the low-margin emerging markets and restructuring the overall CMC operating footprint. As we have reached the halfway point in the year, I am pleased with the progress we have made towards each of those goals. As a result, I believe we will reach the higher end of our 2015 debt reduction goal of $100-125 million by year end as we have already repaid $56 million through the second quarter.”

2015 Guidance Affirmed

Commenting on 2015 Mr. Ball said, “With less than half of 2015 remaining, I still believe that we will finish the year with sales approximating $1.7 billion, adjusted EBITDA in the range of $165 to $175 million, and adjusted earnings per share between $1.60 and $1.90. Our guidance continues to be consistent with what has been previously communicated, and is predicated on average crude oil prices of $50 per barrel. While crosstie availability is much less of a concern in meeting our projections for the year than it was previously, the pressure on the rail industry from lower coal and gas related demand continues to be something we are watching closely as it could have an impact on cross tie treating demand in the latter half of this year. At this point, we believe that a modest reduction in Class I treating budgets can likely be absorbed by pent-up commercial demand.”

Summary of Second-Quarter Financial Performance:

•	Sales for RUPS of $170.9 million increased by 15 percent or $22.7 million compared to sales of $148.2 million in the prior year quarter with EBITDA margins of 12.9 percent compared to 11.3 percent in the prior year quarter. The net increase in sales and margins in RUPS was due mainly to higher sales volumes for treated and untreated railroad crossties. The incremental sales from the Osmose businesses that are included in RUPS were largely offset by lower sales of utility poles due to the sale of the North American utility business in January 2015, lower sales volumes of poles in Australia, and the negative translation effect of the stronger US dollar on Australian pole sales.

•	PC reported revenues of $102.3 million and EBITDA margins of 20.1 percent for the second quarter, which is one of its seasonally stronger quarters for sales and profitability. Sales in each region that the PC segment operates in were at or slightly better than expectations in the second quarter when measured in local currency.

•	Sales for CMC totaling $158.4 million decreased by 24 percent or $50.2 million compared to sales of $208.6 million in the prior year quarter. The decline was due to lower sales volumes for carbon pitch and carbon black feedstock and lower average sales prices for carbon black feedstock, phthalic anhydride, and naphthalene, which were driven by lower oil prices. Additionally, foreign currency reduced CMC sales by approximately $12.0 million. These decreases in sales were partially offset by $12.7 million of incremental revenues from the KJCC joint venture in China.

•	Adjusted EBITDA was $46.0 million compared to $27.3 million in the second quarter of 2014 due mainly to incremental earnings from the Osmose acquisition, higher earnings from RUPS, and lower coal tar raw material costs, which collectively more than offset lower earnings from CMC driven by lower sales prices and volumes.

•	Items excluded from adjusted EBITDA for the quarter included $1.3 million of pre-tax charges related to impairment, restructuring and plant closure costs, and $0.8 million of LIFO expense. Adjusted net income and adjusted EPS exclude a $5.0 million impact related to the items above.

For the company’s 2015 guidance, Adjusted EBITDA and Adjusted EPS exclude restructuring, impairment, and plant closure charges and LIFO charges, the forecasted amounts of which are not determinable, but may be significant. For that reason, the company is unable to provide GAAP earnings estimates at this time. In addition, 2015 GAAP results are subject to completion of the company’s year-end accounting processes, which include the finalization of several potentially significant items that could affect these results. These items include, among others, required adjustments to the company’s annual provision for income taxes. Final results could also be affected by various other factors that we are unaware of at this time.

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, August 6, 2015, beginning at 11:00 a.m. EDT to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing 888 572 7034 in the US/Canada or +1 719 325 2452 for International, Conference ID number 1172807. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the call’s completion at 888 203 1112 or +1 719 457 0820, Conference ID number 1172807. The recording will be available for replay through August 20, 2015.

The live broadcast of Koppers conference call will be available online: http://edge.media-server.com/m/p/uyj3zu8f. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

Please note that there will be presentation materials posted to the company’s website prior to the call.

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com and www.streetevents.com shortly after the live call and continuing through August 20, 2015.

The following reconciliations are included in this press release: Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global producer of carbon compounds, specialty chemicals, and treated wood products and services for the aluminum, railroad, specialty chemical, utility, rubber, concrete, steel, residential lumber, and agriculture industries. Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael J. Zugay at 412 227 2231.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “potential,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, the impact of the price of oil on certain of our products; Koppers may not be able to successfully integrate the wood preservatives business and/or the railroad services business of Osmose or such integration may take longer to accomplish than expected; the expected cost savings and any synergies from the Osmose acquisition may not be fully realized within the expected timeframes; disruption from the Osmose acquisition may make it more difficult to maintain relationships with clients, associates or suppliers; continuing uncertain economic conditions in Europe, demand for Koppers goods and services, competitive conditions, interest rate and foreign currency rate fluctuations, availability and costs of key raw materials, unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$431.6	$356.8	$829.4	$688.2
Cost of sales (excluding items below)	356.8	311.9	700.3	597.0
Depreciation and amortization	17.7	9.7	32.7	18.6
Gain on sale of business	—	—	(3.2)	—
Impairment and restructuring charges	—	—	2.7	15.5
Selling, general and administrative expenses	31.1	21.9	62.9	43.3

Operating profit	26.0	13.3	34.0	13.8
Other income (loss)	0.2	(0.3)	0.4	(0.1)
Interest expense	12.9	6.6	25.9	13.4

Income before income taxes	13.3	6.4	8.5	0.3
Income taxes	5.4	5.6	4.8	(0.4)

Income from continuing operations	7.9	0.8	3.7	0.7
Loss from discontinued operations, net of tax	—	(0.1)	—	(0.1)

Net income	7.9	0.7	3.7	0.6
Net loss attributable to noncontrolling interests	(1.1)	(0.9)	(1.9)	(3.2)

Net income attributable to Koppers	$9.0	$1.6	$5.6	$3.8

Earnings per common share attributable to Koppers:
Basic	$0.44	$0.08	$0.28	$0.19

Diluted	$0.44	$0.08	$0.27	$0.19

Weighted average shares outstanding (in thousands):
Basic	20,545	20,475	20,529	20,430
Diluted	20,640	20,582	20,603	20,584
Dividends declared per common share	$—	$0.25	$—	$0.50

Koppers Holdings Inc.

Unaudited Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$51.2	$51.1
Accounts receivable, net of allowance of $5.8 and $5.6	204.8	198.7
Income tax receivable	1.8	—
Inventories, net	223.4	241.2
Deferred tax assets	13.6	10.5
Loan to related party	9.5	9.5
Other current assets	33.9	30.3

Total current assets	538.2	541.3
Equity in non-consolidated investments	3.9	5.0
Property, plant and equipment, net	291.9	299.7
Goodwill	256.6	247.2
Identifiable intangible assets, net	165.2	167.7
Deferred tax assets	8.3	7.8
Other assets	26.0	25.2

Total assets	$1,290.1	$1,293.9

Liabilities
Accounts payable	$170.8	$120.6
Accrued liabilities	95.3	122.5
Dividends payable	—	5.1
Current maturities of long-term debt	45.4	43.9

Total current liabilities	311.5	292.1
Long-term debt	748.8	806.6
Accrued postretirement benefits	54.1	54.7
Deferred tax liabilities	9.5	10.2
Other long-term liabilities	87.3	46.4

Total liabilities	1,211.2	1,210.0
Commitments and contingent liabilities

Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 22,012,120 and 21,722,492 shares issued	0.2	0.2
Additional paid-in capital	166.3	164.5
Retained earnings	23.7	18.0
Accumulated other comprehensive loss	(67.1)	(60.3)
Treasury stock, at cost; 1,458,837 and 1,390,494 shares	(52.7)	(52.4)

Total Koppers shareholders’ equity	70.4	70.0

Noncontrolling interests	8.5	13.9

Total equity	$78.9	$83.9

Total liabilities and equity	$1,290.1	$1,293.9

Koppers Holdings Inc.

Unaudited Consolidated Statement of Cash Flows

(Dollars in millions)

	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014
Cash provided by (used in) operating activities:
Net income	$3.7	$0.6
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	32.7	18.6
Impairment and restructuring charges	2.7	4.7
Gain on sale of assets and businesses	(3.2)	—
Deferred income taxes	(0.6)	(6.6)
Equity income, net of dividends received	1.1	0.4
Change in other liabilities	0.1	(8.2)
Non-cash interest expense	1.8	0.8
Stock-based compensation	2.0	3.2
Deferred revenue	29.0	—
Other	0.5	0.6
Changes in working capital:
Accounts receivable	(10.5)	(0.3)
Inventories	4.5	(1.8)
Accounts payable	44.2	(15.8)
Accrued liabilities and other working capital	(29.9)	(4.9)

Net cash provided by (used in) operating activities	78.1	(8.7)
Cash (used in) provided by investing activities:
Capital expenditures	(17.3)	(35.6)
Acquisitions, net of cash acquired	(15.3)	(29.6)
Net cash proceeds from divestitures and asset sales	12.5	—

Net cash used in investing activities	(20.1)	(65.2)

Cash provided by (used in) financing activities:
Borrowings of revolving credit	299.6	138.0
Repayments of revolving credit	(342.8)	(113.7)
Borrowings of long-term debt	1.6	31.2
Repayments of long-term debt	(15.0)	—
Issuances of Common Stock	—	0.7
Proceeds from issuances of noncontrolling interest	—	1.4
Repurchases of Common Stock	(0.3)	(2.0)
Payment of deferred financing costs	(1.0)	—
Dividends paid	(8.7)	(10.2)

Net cash (used in) provided by financing activities	(66.6)	45.4
Effect of exchange rate changes on cash	8.7	0.7

Net decrease in cash and cash equivalents	0.1	(27.8)
Cash and cash equivalents at beginning of period	51.1	82.2

Cash and cash equivalents at end of period	$51.2	$54.4

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Dollars in millions)
Net sales:
Carbon Materials and Chemicals	$158.4	$208.6	$316.6	$411.2
Railroad and Utility Products and Services	170.9	148.2	329.0	277.0
Performance Chemicals	102.3	—	183.8	—

Total	431.6	356.8	829.4	688.2
Operating (loss) profit:
Carbon Materials and Chemicals	(2.9)	3.8	(13.8)	(5.0)
Railroad and Utility Products and Services	15.0	12.8	30.4	23.9
Performance Chemicals	15.5	—	21.9	—
Corporate Unallocated	(1.6)	(3.3)	(4.5)	(5.1)

Total	26.0	13.3	34.0	13.8
Depreciation and amortization:
Carbon Materials and Chemicals	6.5	6.0	12.7	12.1
Railroad and Utility Products and Services	6.4	3.7	10.5	6.5
Performance Chemicals	4.8	—	9.5	—

Total	17.7	9.7	32.7	18.6
Other income (loss):
Carbon Materials and Chemicals	(0.7)	0.5	(1.3)	—
Railroad and Utility Products and Services	(0.1)	(0.3)	—	(1.2)
Performance Chemicals	0.3	—	0.8	—
Corporate Unallocated	0.7	(0.5)	0.9	1.1

Total	0.2	(0.3)	0.4	(0.1)
Adjusted EBITDA(1):
Carbon Materials and Chemicals	$4.3	$14.3	$1.7	$26.9
Railroad and Utility Products and Services	22.0	16.8	42.6	29.8
Performance Chemicals	20.6	—	32.2	—
Corporate Unallocated	(0.9)	(3.8)	(3.6)	(4.0)

Total	$46.0	$27.3	$72.9	$52.7
Adjusted EBITDA margin:
Carbon Materials and Chemicals	2.7%	6.9%	0.5%	6.5%
Railroad and Utility Products and Services	12.9%	11.3%	12.9%	10.8%
Performance Chemicals	20.1%	—%	17.5%	—%
Total	10.7%	7.7%	8.8%	7.7%

(1)	The tables below describe the adjustments to EBITDA for the quarters and year-to-date periods ended June 30, 2015 and 2014, respectively.

Adjustments to EBITDA

	Q2 2015			YTD June 2015
	COGS	SGA	Total	COGS	R&I	SGA	Total
CMC adjustments
North American restructuring	$0.9	$0.1	$1.0	$1.2	$—	$1.8	$3.0
Uithoorn closure	$0.1	$—	$0.1	$0.6	$—	$0.1	$0.7
KCCC closure	$0.1	$—	$0.1	$0.1	$—	$—	$0.1
LIFO expense	$0.2	$—	$0.2	$0.3	$—	$—	$0.3

	$1.3	$0.1	$1.4	$2.2	$—	$1.9	$4.1
RUPS adjustments
Green Spring closure	$0.1	$—	$0.1	$0.2	$2.7	$—	$2.9
Net gain on sale of utility business	$—	$—	$—	$(2.3)	$—	$—	$(2.3)
LIFO expense	$0.6	$—	$0.6	$1.1	$—	$—	$1.1

	$0.7	$—	$0.7	$(1.0)	$2.7	$—	$1.7

Total adjustments	$2.0	$0.1	$2.1	$1.2	$2.7	$1.9	$5.8

Adjustments to EBITDA

	Q2 2014			YTD June 2014
	COGS	SGA	Total	COGS	R&I	SGA	Total
CMC adjustments
Uithoorn closure	$2.9	$0.8	$3.7	$2.9	$10.8	$1.1	$14.8
KCCC impairment	$0.3	$—	$0.3	$0.3	$4.7	$—	$5.0

	$3.2	$0.8	$4.0	$3.2	$15.5	$1.1	$19.8
RUPS adjustments
Grenada closure	$0.6	$—	$0.6	$0.6	$—	$—	$0.6

Total adjustments	$3.8	$0.8	$4.6	$3.8	$15.5	$1.1	$20.4

Koppers believes that adjusted net income, adjusted earnings per share, and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income attributable to Koppers	$9.0	$1.6	$5.6	$3.8
Items impacting pre-tax income (1)
Impairment, restructuring and plant closure costs	4.6	6.7	10.7	23.9
Gain on sale of North American utility business	—	—	(2.3)	—
LIFO expense	0.8	—	1.4	—
Items impacting net income, net of tax and non-controlling interests	5.0	6.4	9.0	10.8
Adjusted net income including discontinued operations	14.0	8.0	14.6	14.6
Discontinued operations	—	0.1	—	0.1

Adjusted net income	$14.0	$8.1	$14.6	$14.7

(1)	The tables below describe the adjustments to net income for the quarters and year-to-date periods ended June 30, 2015 and 2014, respectively.

Adjustments to Pre-Tax Income

	Q2 2015				YTD June 2015
	COGS	D&A	SGA	Total	COGS	R&I	D&A	SGA	Total
CMC adjustments
North American restructuring	$0.9	$0.1	$0.1	$1.1	$1.2	$—	$0.1	$1.8	$3.1
Uithoorn closure	$0.1	$0.1	$—	$0.2	$0.6	$—	$—	$0.1	$0.7
KCCC closure	$0.1	$—	$—	$0.1	$0.1	$—	$—	$—	$0.1
LIFO expense	$0.2	$—	$—	$0.2	$0.3	$—	$—	$—	$0.3

	$1.3	$0.2	$0.1	$1.6	$2.2	$—	$0.1	$1.9	$4.2
RUPS adjustments
Green Spring closure	$0.1	$3.1	$—	$3.2	$0.2	$2.7	$3.9	$—	$6.8
Net gain on sale of utility business	$—	$—	$—	$—	$(2.3)	$—	$—	$—	$(2.3)
LIFO expense	$0.6	$—	$—	$0.6	$1.1	$—	$—	$—	$1.1

	$0.7	$3.1	$—	$3.8	$(1.0)	$2.7	$3.9	$—	$5.6

Total adjustments	$2.0	$3.3	$0.1	$5.4	$1.2	$2.7	$4.0	$1.9	$9.8

Adjustments to Pre-Tax Income

	Q2 2014				YTD June 2014
	COGS	D&A	SGA	Total	COGS	R&I	D&A	SGA	Total
CMC adjustments
Uithoorn closure	$2.9	$1.1	$0.8	$4.8	$2.9	$10.8	$2.0	$1.1	$16.8
KCCC impairment	$0.3	$1.0	$—	$1.3	$0.3	$4.7	$1.5	$—	$6.5

	$3.2	$2.1	$0.8	$6.1	$3.2	$15.5	$3.5	$1.1	$23.3
RUPS adjustments
Grenada closure	$0.6	$—	$—	$0.6	$0.6	$—	$—	$—	$0.6

Total adjustments	$3.8	$2.1	$0.8	$6.7	$3.8	$15.5	$3.5	$1.1	$23.9

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income attributable to Koppers	$9.0	$1.6	$5.6	$3.8

Adjusted net income including discontinued operations (from above)	$14.0	$8.0	$14.6	$14.6

Adjusted net income (from above)	$14.0	$8.1	$14.6	$14.7

Denominator for diluted earnings per share (in thousands)	20,640	20,582	20,603	20,584

Earnings per share:
Diluted earnings per share	$0.44	$0.08	$0.27	$0.19
Adjusted earnings per share including discontinued operations	$0.68	$0.39	$0.71	$0.71
Adjusted earnings per share	$0.68	$0.39	$0.71	$0.71

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income	$7.9	$0.7	$3.7	$0.6
Interest expense	12.9	6.6	25.9	13.4
Depreciation and amortization	17.7	9.7	32.7	18.6
Income taxes	5.4	5.6	4.8	(0.4)
Loss from discontinued operations	—	0.1	—	0.1

EBITDA with noncontrolling interests	43.9	22.7	67.1	32.3

Unusual items impacting net income (1)
Impairment, restructuring and plant closure costs	1.3	4.6	6.7	20.4
Net gain on sale of North American utility business	—	—	(2.3)	—
LIFO expense	0.8	—	1.4	—

Adjusted EBITDA with noncontrolling interests	$46.0	$27.3	$72.9	$52.7

(1)	Refer to adjustments under Unaudited Segment Information.